Exhibit 23 (B)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Forms S-8 of our report dated March 10, 2000 relating to the financial statements and financial statement schedule, which appears in C&D Technologies, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2000. We also consent to the incorporation by reference of our report dated May 22, 2000 relating to the financial statements, which appears in C&D Technologies, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 30, 2000. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
------------------------------


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
July 24, 2000